Exhibit 10.2.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT made and entered into on the 19th day of December, 2008, by and between Enterprise Bancorp, Inc., a Massachusetts corporation with a principal office at 222 Merrimack Street, Lowell, Massachusetts 01852 (“Company”)  and its wholly owned subsidiary, Enterprise Bank and Trust Company, a Massachusetts trust company with its main office at 222 Merrimack Street, Lowell, Massachusetts  01852 (“Bank”)(Bank and Company being collectively referred to herein as the “Employer”), and John P. Clancy, Jr., who resides at 11 Tanglewood Drive, Chelmsford, Massachusetts  01824 (the “Executive”), amends and restates the Employment Agreement dated as of April 1, 2004, as amended.  The provisions of this Restatement are effective as of April 1, 2008 (“Effective Date”).

W I T N E S S E T H :

WHEREAS, Executive has been employed by Employer for a substantial length of time and the services of Executive, his experience, and his knowledge of the affairs of Employer are of great value to Employer and Employer desires to continue to employ Executive as its Chief Executive Officer under the terms and conditions set forth below; and

WHEREAS, Executive desires to continue to be employed by Employer as Chief Executive Officer upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed as follows:

1. Employment; Position; Term.  Employer hereby employs Executive, and Executive agrees to be so employed, in the capacity of Chief Executive Officer of Employer for a term commencing as of the Effective Date and ending on the second anniversary of the Effective Date, April 1, 2010 (“Term of Employment”); provided, however, that, commencing on the date one year after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Term of Employment shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, either Employer or Executive gives notice to the other that the Term of Employment shall not be so extended (“Notice of Non-Renewal”).  By way of example, on April 1, 2009, the Term of Employment shall be extended from a term ending on April 1, 2010  to a term ending on April 1, 2011. Upon the timely delivery by either party of a Notice of Non-Renewal, the Term of Employment shall no longer be subject to the automatic extension provided for

GALLAGHER & CAVANAUGH, LLP, 100 FOOT OF JOHN STREET, LOWELL, MASSACHUSETTS 01852

herein, but rather shall expire upon the conclusion of the then Term of Employment (“Expiration of Term Due to Non-Renewal”).  By way of example, if a Notice of Non-Renewal were first delivered on November 1, 2009, the Term of Employment would expire on April 1, 2011. A Notice of Non-Renewal may not be delivered by Employer during the two year period immediately following a Change in Control event (as hereinafter defined).  Executive’s service as a director of Employer and/or any Affiliate (as hereafter defined), shall be without any further compensation in addition to that set forth herein.

2. Duties; Place of Employment; Time and Efforts.

2.1                               Duties.  During the Term of Employment, Executive shall exercise and assume such duties, responsibilities and authorities as are provided in the bylaws of Employer with respect to holding the office of Chief Executive Officer.  Executive shall at all times discharge his duties in consultation with and under supervision of and shall report directly to the Board of Directors.  Notwithstanding the above, Executive shall not be required to perform any duties and responsibilities which would result in Employer’s or Executive’s noncompliance with, or any other violation of, any applicable law, regulation, regulatory policy or other regulatory requirement.

2.2                               Place of Employment.  Executive shall render his services primarily at Employer’s office in Lowell, Massachusetts. Executive shall travel as reasonably required for the performance of his duties hereunder.

2.3                               Time and Efforts.  During the Term of Employment, Executive shall, except for periods of absence occasioned by illness, vacation, and any other reasonable leaves of absence in accordance with applicable policies, programs, procedures or practices of Employer, diligently and conscientiously devote his full business time and attention and best efforts, business skills, ability and fidelity to the business of Employer and the discharge of his duties hereunder; provided, however, that Executive may, so long as such activities (individually and collectively) do not conflict or materially interfere with the performance of Executive’s duties hereunder (a) continue to serve on any boards and committees on which Executive is presently serving or in a position which Executive currently holds provided same has been disclosed to Employer on a schedule attached to this Agreement; (b) manage his personal financial affairs, including his personal passive investments;  (c) serve on boards of directors or trustees or committees of civic or charitable organizations or trade associations, and (d) with the written consent of the Board of Directors, as evidenced by a formally adopted vote or resolution and subject to such terms and conditions specified in any such vote or resolution, serve as a non-employee director, trustee, manager or partner of any business entity.

3. Compensation and Other Benefits.

3.1                               Base Salary. In consideration of the services of Executive,

Employer shall pay to Executive a base salary of $350,000.75 per annum, together with such increases as the Board of Directors of Employer may from time to time approve in its sole discretion (but such shall be reviewed by the Board at least annually), in equal installments in accordance with the customary payroll practices of Employer (“Base Salary”).

3.2                               Annual Cash Bonus. During the Term of Employment, Executive shall be entitled to participate in an equitable manner with other executive officers of Employer in such discretionary bonus payment or awards as may be authorized, declared and/or paid by the Board of Directors to Employer’s executive employees.  Nothing in this Agreement, however, shall be construed to require Employer to establish, maintain or continue any bonus plan, program or arrangement.  Except as otherwise expressly provided by their terms, such bonus plan, programs or arrangements are subject to modification or termination by Employer at any time in its sole discretion.  No other compensation or additional benefits provided for in this Agreement shall be deemed to be a substitute for Executive’s right to receive such bonuses if, when and as declared and paid by the Board of Directors.

3.3                               Incentive, Retirement, and Savings Plans.  During the Term of Employment, Executive shall be entitled to participate in all incentive, pension, retirement, savings, stock option and other stock grant and equity compensation plans, as well as all other nonseverance related benefits, plans and programs, which may be maintained from time to time by Employer for the benefit of senior executives and/or other employees of Employer.

3.4                               Welfare Benefit Plans.  During the Term of Employment, Executive and his spouse and other eligible dependents shall be entitled to participate in, and be covered by, all of the health and other welfare benefit plans and programs that may be maintained from time to time by Employer for the benefit of senior executives and/or other employees of Employer.  In the case of any group disability plan maintained by Employer, Employer shall provide Executive the opportunity to pay directly by payroll deduction or otherwise all or any portion of the premium on any policy or policies providing such coverage.

3.5                               Expense Reimbursement.  During the Term of Employment, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses, including reasonable business travel expenses, incurred by Executive in performing his duties and responsibilities under this Agreement, in accordance with the policies, programs, procedures and practices of Employer as in effect at the time the expense was incurred. To the extent necessary to avoid characterizing any reimbursement to Executive as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)  and the United States Treasury regulations then in effect (“Treas. Regs.”), such reimbursements shall be paid on or before March 1 following the close of the calendar year in which the expense was incurred by Executive.

Amounts which are not submitted within the required timeframe shall not be eligible for reimbursement hereunder.

3.6                               Fringe Benefits; Automobile.  During the Term of Employment, Executive shall be eligible to benefit from such fringe benefits and perquisites, in accordance with the policies, programs, procedures and practices of Employer, as may be in effect and provided from time to time to senior executives and/or other employees of Employer, and shall be entitled to the use of an automobile, of a type commensurate with Executive’s office and standing, at Employer’s expense.

3.7                               Vacation.  Executive shall earn and accrue twenty-six (26) days of vacation for each twelve month period served during the Term of Employment.  Executive shall be entitled to the continuation of his Base Salary and benefits during vacations to be scheduled at the reasonable convenience of the parties hereto.  Vacation will be earned ratably over the course of each such twelve month period and shall be used in accordance with Employer’s policies.

4. Termination. Unless Executive’s employment is terminated pursuant to this Section 4, Employer will continue to employ Executive and Executive will continue to serve Employer throughout the Term of Employment. Termination of Executive’s employment will constitute an automatic termination of all other positions held by Executive including service as a director, unless otherwise requested by Employer.

4.1                               Expiration of the Term Due to Non-Renewal.  Upon Expiration of Term Due to Non-Renewal, Executive’s employment with Employer will be terminated (herein “date of termination”) without further action by Executive or Employer and Executive will be entitled to receive the following:

(a)                                  earned and accrued but previously unpaid Base Salary through the date of termination ,

(b)                                 payment in respect of any vacation days accrued but unused through the date of termination,

(c)                                  reimbursement of any remaining expense properly incurred in accordance with Employer’s policy prior to the date of termination and not yet reimbursed by Employer,

(d)                                 any bonus actually awarded or earned, but not yet paid as of the date of termination,  and

(e)                                  any vested benefits under any insurance policy, pension, retirement, savings, stock option and other stock grant and equity compensation plans, together with any other non-severance related compensation and benefits as may be provided in accordance with the terms and provisions of any other agreements between Executive and either Company or Bank and any applicable plans, programs, procedures and practices of Employer.

The aggregate benefits payable pursuant to clauses (a), (b), (c) and (d) are hereafter referred to as the “Accrued Obligations.”  The vested benefits referenced in clause (e) are hereafter referred to as the “Additional Benefits.”

4.2                               Death. The employment of Executive hereunder shall terminate immediately upon his death; provided, however, that in the event of death, the Employer will pay to the beneficiary named on the Designation of Beneficiary form completed by Executive the following:

(a)                                  the Accrued Obligations,

(b)                                 the Additional Benefits,

(c)                                  a lump sum amount equal to six month’s of Base Salary at the rate in effect on the date of death, payable within thirty (30) days of the date of death (“Lump Sum Payment”), and

(d)                                 continuation, at no cost to Executive’s spouse and other eligible dependents, of all health and other welfare benefits provided under Section 3.4 of this Agreement for the benefit of Executive’s spouse and other eligible dependents for a period commencing on the date of death and ending, with respect to Executive’s spouse, on the earlier of her death or remarriage and, with respect to any other eligible dependent of Executive, the date such dependent is no longer eligible for such coverage in accordance with the terms of any applicable plan.

4.3                               Disability.  Employer will have the right to suspend Executive’s employment hereunder in the event Executive becomes disabled (“Disability Suspension”), by giving written notice of same to Executive (“Notice of Disability Suspension”).  Executive’s Disability Suspension shall become effective upon the 30th day following the date of the Notice of Disability Suspension (“Disability Suspension Effective Date”).  For purposes of this Agreement, disability shall mean (1) Executive is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months, or (2) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement or disability  benefits for a period of not less than three (3) months under any group long-term disability plan or accident and health plan then maintained by Employer.  In the event that Executive returns to full-time employment with Employer following the Notice of Disability Suspension but prior to the Disability Suspension Effective Date, the Notice of Disability Suspension shall be deemed automatically withdrawn.  In any event, the period of Disability Suspension will end on the earliest to occur of the following (“Disability Termination Date”):  (A) the date on which Executive returns to full-time employment with Employer; (B) Executive’s death, in which event the provisions of Section 4.2 shall govern; or (C) the termination by either party or the expiration of the Term of Employment, in each case in accordance with the terms of this Agreement.

Employer shall pay to Executive, as of the Disability Suspension Effective Date, the Accrued Obligations.  During the period of Disability Suspension up until the Disability Termination Date Executive shall:

(a)                                  receive an amount equal, on a per annum basis, to seventy-five percent (75%) of Executive’s Highest Annual Compensation, as hereafter defined, as determined on the Disability Suspension Effective Date.  Such amount shall be paid by Employer, commencing on the first ordinary payroll payment date following the Disability Suspension Effective Date, in equal periodic installments in accordance with Employer’s ordinary payroll practices in effect at the time of such payments are made.  The payments made pursuant to this provision shall be in addition to any payments or other benefits payable to Executive under any qualified or nonqualified retirement plans or programs maintained by Employer but shall be reduced by any payments received by Executive during such Disability Suspension under any group long-term disability plan maintained by Employer;

(b)                                 continue to accrue and participate in all incentive, pension, retirement, savings, stock option and other stock grant and equity compensation plans, as well as all other employee benefit plans and programs, which are referenced in Section 3.3; and

(c)                                  continue to receive all life, health and other welfare coverage and benefits as set forth in Section 3.4, including those for the benefit of Executive’s spouse and other eligible dependents.

From and after the Disability Suspension Effective Date, Employer shall be free to fill Executive’s positions; provided, however, that if Executive is able to return to full-time employment with Employer at any time during the period of Disability Suspension prior to the Disability Termination Date, Executive shall resume his positions and duties with Employer unless Employer has filled either of those positions and does not reappoint Executive to both such positions, in which event, Executive may, at his option:

(i)                                     assume the position(s) and duties that Employer may assign to him at the same Base Salary as was in effect on the Disability Suspension Effective Date and, otherwise, on the same terms and conditions as set forth herein; or

(ii)                                  in the event that the position and duties assigned to him would constitute a material diminution in his authority, duties or responsibilities or otherwise constitute Good Reason, as hereinafter defined, Executive may exercise his right to terminate this Agreement for Good Reason pursuant to Section 4.5.

In the event that Executive refuses to assume the position and duties assigned to him pursuant to Clause (i) under circumstances that do not constitute Good Reason, such shall constitute a Voluntary Termination by Executive subject to Section 4.6 below.

Notwithstanding any other provision contained in this Agreement to the contrary, the occurrence of a Disability Suspension shall not in any way prevent or otherwise limit the parties from exercising any of their respective rights to terminate the Term of Employment at any time in accordance with the terms of this Agreement or from delivering Notice of Non-Renewal pursuant to Section 1.

Further, nothing in this Section shall be deemed as a waiver by Executive of his right to unpaid leave under the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, or any analogous provision of state law.

4.4                               For Cause.  Subject to compliance with the procedure set forth herein, Employer will have the right to terminate Executive’s employment for Cause.   For purposes of this Agreement, “Cause” means: (i) Executive’s willful and continued failure to substantially perform his employment duties (other than any such failure resulting from Executive’s illness or disability, which shall be subject to the provisions of the preceding Section), or (ii) Executive’s willfully engaging in conduct (other than conduct related to the operation of an automobile) which is demonstrably and materially injurious to Employer, monetarily or otherwise; provided, however, that no act or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act or failure to act, was in the best interest of Employer. Upon such termination, Executive will thereafter be entitled to receive only the compensation and benefits set forth in Section 4.1 (a) through (e) hereinabove applicable to Expiration of the Term Due to Non-Renewal.

(a) Procedure.  At a meeting of the applicable Employer’s Board of Directors, duly called for the purpose of determining whether Cause exists (“Determination Meeting”), the alleged acts or omissions of Executive must be found by two-thirds of the disinterested directors present at the meeting to have been established beyond reasonable doubt.   For purposes of this Section 4.4, “disinterested” shall mean those directors other than the Executive and any other directors who are alleged to have been involved or otherwise to have an interest in any of such alleged acts or omissions of the Executive.  If said Board determines, as set forth in the preceding sentence, that Cause exists, said Employer shall deliver, within ten (10) days of the Determination Meeting, written notice to Executive of same which shall set forth, in reasonable detail, the findings of the Board as to the act(s) and/or omission(s), including the dates, facts and circumstances, constituting Cause (“Notice of Termination For Cause”).  The Notice of Termination For Cause shall also advise Executive that unless an Opportunity Notice, as hereinafter defined, is delivered by Executive as hereinafter provided, Executive’s employment shall terminate for Cause effective on the eleventh (11th) day after the receipt by Executive of the Notice of Termination For Cause.  Executive may, within ten (10) days of his receipt of the Notice of Termination For Cause, request, by written notice delivered to said Employer, that a special meeting of the Board be called for the purpose of providing Executive an opportunity to appear before the Board, with counsel, to discuss such act(s) or omission(s) (“Opportunity Notice”).  Upon receipt of the Opportunity Notice, a special meeting of the Board shall be duly called to take place on a date selected by the Board, which is not less than ten (10) nor more than thirty (30) days after Employer’s receipt of the Opportunity Notice, at the principal office of said Employer or such other locations as has been mutually agreed upon by Employer and Executive (“Final Meeting”).  If the Board does not, by vote of greater than one-third of the disinterested directors present at the meeting, rescind its Notice of Termination For Cause at the Final Meeting or Executive fails to attend the Final Meeting for any reason other than either a valid medical reason or a reason that is deemed credible and sufficient by the acting Chairman of the Board in his or her sole and absolute discretion (in which event, the Chairman shall reschedule the Final Meeting to a date selected by him or her that is practical in light of the reason for Executive’s failure to attend), Executive’s employment shall be terminated for Cause effective immediately as of the conclusion of the Final Meeting, without further notice.  The procedure set forth herein shall at all times be subject to the requirements of applicable law, regulation, regulatory policy or other regulatory requirements.

(b) Suspension.  Notwithstanding anything to the contrary in this Agreement, during the period commencing on the date on which notice of the Determination Meeting is duly given to the Board and ending the earliest of the date of (i) the Determination meeting, if no determination of Cause is made at said meeting as hereinabove provided,  (ii) the date of termination (which may be either the eleventh day following Executive’s receipt of the Notice of Termination For Cause if an Opportunity Notice is not delivered by Executive as hereinabove provided or the date of the Final Meeting if an Opportunity Notice is provided and the Notice of Termination of Cause is not rescinded at such meeting), or (iii) the date of the Final Meeting if the Notice of Termination For Cause is rescinded as set forth in Subsection (c) below:

(1) Executive, in the sole discretion of the Board may be

suspended from employment with Employer and the Board may, during such period, reasonably limit Executive’s access to the principal offices and any other premises of Employer and/or Executive’s access to any of Employer’s assets or personnel; and

(2)  Executive shall continue to receive his Base Salary and all benefits in accordance with Section 3 of this Agreement to the extent such payments and benefits are not prohibited by applicable law, regulation, regulatory policy or other regulatory requirement.

(c)                                Rescission of Notice of Termination For Cause.  In the event that the Final Meeting is not called as provided for herein, or a quorum of the Board fails to appear for the Final Meeting, or the Board votes to rescind its Notice of Termination for Cause then such Notice shall be deemed rescinded and Executive shall be returned to his duties as of the date of such rescission.

(d)                                 Timeliness.  No event shall constitute grounds for a “Cause” termination in the event that Employer fails to take action within 90 days after Employer’s Chairman or the Chairman of Employer’s Audit Committee obtains knowledge of the occurrence of such event.

(e)                                  Payment upon Termination For Cause.  If Executive’s employment shall be terminated for Cause as set forth herein, Employer shall pay Executive:

(i)                                     the Accrued Obligations, and

(ii)                                  the Additional Benefits, in accordance with the terms of the applicable plan, program or arrangement.

4.5                               Involuntary Termination.

4.5.1                     Termination by Employer Without Cause.  Employer may, unilaterally, terminate Executive’s employment for any reason and without Cause or for no reason at all at any time during the Term of Employment upon sixty (60) days prior written notice to Executive.  If Employer terminates Executive’s employment pursuant to this Section 4.5.1, then the Term of Employment shall thereupon end (“Date of Involuntary Termination”) and Executive shall, subject to Bank Regulatory Limitations as referenced in Section 4.14, only be entitled to receive the following:

(a)                                  the Accrued Obligations; provided, however, that in addition to the payment of the per diem value of any unused vacation days that have accrued during the Term of Employment prior to the Date of Involuntary Termination, Executive shall receive the unused, unaccrued portion of any vacation days available through the end (but not beyond) the calendar year in which the Date of Involuntary Termination occurs,

(b)                                 the Additional Benefits,

(c)                                  an aggregate amount equal to two times Executive’s Highest Annual Compensation, as hereinafter defined (“Severance Payment”), such amount shall be paid no later than two and one-half (2 ½) months after the close of the taxable year of Executive or Employer in which the Date of Involuntary Termination occurs,

(d)                                 to have Employer pay the full premiums (employer and employee portions) for Executive’s and any covered beneficiary’s coverage under COBRA health continuation benefits over the eighteen (18) month period immediately following the date of termination.  Notwithstanding the foregoing, if Executive accepts post-employment with another entity that provides comparable healthcare, during such period, Employer shall not provide Executive with such health continuation benefits, and

(e)                                  reimbursement for the reasonable fees of a professional out-placement service selected by Executive; provided, however, that only expenses incurred by Executive no later than the end of the second taxable year following the year in which the Date of Involuntary Termination occurs shall be reimbursed and such reimbursement shall be paid by the end of the third taxable year following the year in which the Date of Involuntary Termination occurs.

4.5.2                     Termination by Executive For Good Reason. Executive may terminate his employment for Good Reason.  Upon a termination by Executive for Good Reason, Executive shall be entitled to the same payments and benefits as provided in Section 4.5.1 above.  In no event shall a termination of Executive’s employment for Good Reason occur unless and until Executive provides Employer, within ninety (90) calendar days following the date on which the facts and circumstances underlying the finding of Good Reason reasonably could have been known by Executive, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by Employer, providing Employer with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice.  If Executive terminates his employment pursuant to this Section 4.5.2, then the Term of Employment shall end upon the receipt by Employer of the notice required by this Section 4.5.2; provided, however, that if the basis for such finding of Good Reason is capable of being cured but Employer fails to cure as hereinabove provided, the Term of Employment shall end  on the thirty-first calendar day following such notice (“Date of Involuntary Termination”).

“Good Reason” shall mean, without Executive’s prior written consent, the occurrence of any of the following events or actions:

(a)                                  material diminution of Base Salary ;

(b)                                 material diminution in Executive’s authority, duties or

responsibilities;

(c)                                  material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of directly to the Board of Directors;

(d)                                 material diminution in the budget over which Executive retains authority;

(e)                                  material change in geographic location at which Executive must perform the services; or

(f)                                    any other action or inaction that constitutes a material breach of the terms of an applicable employment agreement including, but not limited to Employer’s failure to obtain a satisfactory agreement from any successor(s) to assume and agree to perform Employer’s obligations under this Agreement.

In order to constitute an Involuntary Termination under this Section 4.5.2, Executive must actually terminate his employment pursuant to this Section 4.5.2 within six (6) months following the date on which the facts and circumstances underlying the finding of Good Reason reasonably could have been known by Executive.

4.6                               Voluntary Termination.  Executive shall give Employer not less than sixty (60) days’ prior written notice of his intention voluntarily to terminate his employment by Employer other than for Good Reason. If Executive terminates his employment on his own initiative without Good Reason and under circumstances other than (i) a termination due to death, (ii) a termination due to Retirement, or (iii) an Expiration of the Term due to Non-Renewal, then Executive upon such termination (“Voluntary Termination”), will only be entitled to receive the following:

(a)                                  the Accrued Obligations, and

(b)                                 the Additional Benefits, in accordance with the terms of the applicable plan, program or arrangement.

4.7                               Termination Due to Retirement.  During the Term of Employment, Executive may, upon reaching sixty-two (62) years of age, voluntarily terminate his employment hereunder by giving not less than sixty (60) days prior written notice to Employer (“Retirement”).  Upon expiration of said sixty (60) day notice period (“Retirement Effective Date”), Executive will only be entitled to receive the following:

(a)                                  the Accrued Obligations,

(b)                                 the Additional Benefits, in accordance with the terms of the applicable plan, program or arrangement,

(c)                                  any rights to indemnification in accordance with Section 6 of this Agreement,

(d)                                 to continue, together with his spouse and eligible dependents, participation in the welfare benefits described in Section 3.4 (collectively, the “Continuing Benefit Plans”); provided, however, that coverage (with regard to medical and dental benefits for the period after the end of the eighteen (18) month period following the date of termination) shall, unless same is a nontaxable benefit excludible from income under Section 105 of the Code, be deemed to be monthly, in-kind payments of the premiums and will be taxable income to Executive; and provided, further, that the participation by Executive (and, to the extent applicable, Executive’s spouse and dependents) in any Continuing Benefit Plan shall cease on the date, if any, on which Executive becomes eligible for comparable benefits under a similar plan, policy  or program of a subsequent employer (“End Date”).  Executive’s participation in the Continuing Benefit Plans will be on the same terms and conditions that would have applied had Executive continued to be employed by Employer through the End Date.  To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, Employer shall provide (or shall cause to be provided) a comparable benefit under another plan.

4.8                               Highest Annual Compensation.  “Highest Annual Compensation” means, as determined as of the date of termination of Executive’s Term of Employment under the applicable termination provision set forth above, the sum of (a) the highest per annum rate of base salary paid by Employer to Executive at any time during the Term of Employment prior to such date of termination, and (b) the highest annual cash performance bonus or other annual cash incentive compensation paid by Employer to Executive, including all such cash amounts paid to Executive individually and as part of an employee or executive compensation group  (or which would have been paid but for an election by Executive to defer payment to a later period) with respect to any fiscal year of Employer during the Term of Employment prior to such date of termination.

4.9                               Change in Control.   A “Change in Control event” means any event that may qualify as a “Change in Control” under Company’s 2003 Stock Incentive Plan, as may be amended and in effect from time to time.

(a)                                  Termination pursuant to certain provisions prior to a Change in Control event.  If the Term of Employment has been terminated pursuant to Sections 4.2, 4.6 or 4.7 at any time during the twelve month period prior to a Change in Control event, Executive or the named beneficiary or other legal representative, as the case may be, shall be entitled  to receive, in addition to payments and benefits set forth in the applicable Section, the Severance Payment as set forth in Section 4.5.1(c) above subject to the provisions of Section 4.11 (“Change in Control Payment”); provided, however, that any sums previously paid to Executive’s named beneficiary or other legal representative pursuant to Section 4.2(c) providing for a Lump Sum Payment shall reduce the amount of the Change in Control  Payment.  In any such case, the Change in Control Payment shall be paid on the earliest date during the first taxable year of Executive following the taxable year of Executive in which Executive’s employment terminates on which such payment can be made in compliance with Section 409A of Code.

(b)                                 Termination pursuant to certain provisions following a Change in Control event. (i) If, during the period beginning on the date of the Change in Control event and ending on the date two (2) years after a Change in Control event, Executive’s Term of Employment is terminated pursuant to Section 4.2, Executive’s named beneficiary or other legal representative, as the case may be, shall be entitled to receive, in addition to payments and benefits set forth in Section 4.2, the Change in Control Payment; provided, however, that payment of the Change in Control Payment shall be in lieu of the Lump Sum Payment.  In such case, the Change in Control Payment will be paid immediately within thirty (30) days of the date of death; (ii) If, during the period beginning on the date of the Change in Control Event and ending on the date that is one (1) year after a Change in Control Event, Executive either voluntarily terminates his employment pursuant to Section 4.6, or retires pursuant to Section 4.7, then Executive shall be entitled to receive the Change in Control Payment, such Payment to be paid within thirty (30) days following the date Executive employment terminates.  .

4.10                        Release.  In the event of termination of employment for any reason, the payments and other benefits (if any) required to be provided to Executive pursuant to this Section 4 (including those, if any, required under this Section 4 to be paid pursuant to other sections of this Agreement) will be in full and complete satisfaction of any and all obligations owing to Executive pursuant to this Agreement and, to the fullest extent permitted by law, any other claims Executive may have in respect of Executive’s employment by Employer. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, Employer shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive’s employment by Employer. Notwithstanding the foregoing, Executive shall retain all rights (i) with respect to Employer’s continuing obligations to indemnify the Executive as a former officer or director of Employer as set forth in Section 6,  (ii) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement,  (iii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of Employer, and (iv) as otherwise excluded by applicable law.

4.11                        Code Section 280G Reduction.  Anything in this Agreement or in any other agreement, contract, understanding, plan or program, entered into or maintained by Employer to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Employer to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, and/or any successor provision or section thereto (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, collectively, the “Excise Tax”), and if the Payments less the Excise Tax would be less than the amount of the Payments that would otherwise be payable to Executive without imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax (and taking into account any reduction in the Payments provided by reason of Section 280G of the Code in any such other agreement, contract, understanding, plan or program), the cash and non-cash payments and benefits payable to Executive shall be reduced (with Executive being provided with the amount of each payment and benefit as calculated by Employer and given ten (10) business days in which to prioritize the order of reduction of each such payment or benefit); but only if, by reason of any such reduction, the Payments with any such reduction shall exceed the Payments less the Excise Tax without any such reduction.  For purposes of this Section 4.11, (i) no portion of the Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of termination, shall be taken into account, (ii) no portion of the Payments shall be taken into account that, in the opinion of tax counsel selected in good faith by Employer, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including without limitation by reason of Section 280G(b)(4)(A) of the Code, (iii) any payments and/or benefits under this Agreement or otherwise for services to be rendered on or after the effective date of a Change in Control shall be reduced only to the extent necessary so that such payments and/or benefits in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred in the immediately preceding clause (ii) of this sentence, and (iv) the value of any non-cash payment or benefit or any deferred payment or benefit included in the Payments shall be determined by Employer’s independent auditors in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code and the applicable regulations or proposed regulations under the Code.  Except as otherwise provided in this Section 4.11, the foregoing calculations and determinations shall be made in good faith by Employer and shall be conclusive and binding upon the parties.  Employer shall pay all costs and expenses incurred in connection with any such calculations or determinations.

4.12                        Timing of Payment; Section 409A.  All Accrued Obligations payable under this Agreement shall be paid in cash in single lump sum within fourteen (14) days following the date of termination (or at such earlier date required by law). The Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.  Except to the extent prohibited by applicable law or the terms of this Agreement, all other payments to which Executive shall be entitled to under this Section 4 shall be made within thirty (30) days following the date of termination, subject to the following:

(a)                                  Payments to Executive under this Section 4 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and a portion that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion, if any, that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. However, anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s termination of employment, Executive is considered a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then to the extent required by Section 409A of the Code, no payments that constitute nonqualified deferred compensation shall be payable prior to the date that is the earlier of (i) six months and a day after Executive’s date of termination, or (ii) Executive’s death (“Earliest Payment Date”).  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treas. Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treas. Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurs.

(b)                                 The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The parties acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by Employer to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, Employer and Executive agree that this Agreement may be amended (and that any such amendment may be retroactive to the extent permitted under Section 409A), as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

4.13                        No Obligation to Mitigate; Set Off Under Certain Circumstances.  In the event of any termination of Executive’s employment under this Section 4, Executive shall be under no obligation to seek other employment or to mitigate damages and no payment provided for in this Agreement shall be reduced by any compensation earned by Executive as the result of employment by another employer, or from self-employment, after the    termination of his employment with Employer.  Notwithstanding the foregoing, nothing herein shall be deemed to prevent Employer from setting off against any amounts due to Executive under this Agreement any amounts due from Executive to Employer as of the date of such payment.

4.14                        Bank Regulatory Limitations.  Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1818(k) and any applicable regulations promulgated thereunder.  In addition, to the extent required by applicable law, regulation, regulatory policy or other regulatory requirement, the aggregate amount and/or value of the compensation paid as a result of any termination of Executive’s employment with Employer, regardless of the reason for any such termination of employment, shall not exceed the limit prescribed by such applicable law, regulation, regulatory policy or other regulatory requirement.

4.15  Option to Serve as Consultant.  During the Term of Employment and in lieu of a termination under Sections 4.5, 4.6 or 4.7, the parties may mutually agree that Executive’s position under Section 1 and his duties, as well as the time and effort required, under Section 2 be modified and the compensation set forth in Section 3 be adjusted as set forth in this Section 4.15 and, in such event, Executive shall continue in the employ of Employer under the same terms and conditions, including but not limited to benefits under sections 3.3 through 3.7, as is set forth in this Agreement except as specifically modified by this Section 4.15.

(a)  Position and Duties.  Executive shall serve as a consultant to

Employer and shall render such services of an advisory or consultative nature as Employer may reasonably require of him from time to time and he shall assist Employer in its relations with its employees and customers, such that Employer shall have the benefit of Executive’s experience and knowledge of Employer’s business and operations, his reputation and contacts in the industry generally as well as Employers’ market area and his general business experience. In the event that Executive was serving as a director as referenced in Section 1, there shall be no affirmative obligation on the part of Executive to serve or continue to serve as such and service as a director shall be in accordance with the mutual agreement of Executive and Employer.

(b) Time and Effort.  Executive shall perform such services at a level of at least fifty percent (50%) of the services that Executive performed over the 36 month period occurring immediately prior to the implementation of this Section 4.15.

(c) Compensation.  Upon implementation of this Section 4.15, Executive shall receive, in equal installments in accordance with the customary payroll practices of Employer, compensation, in lieu of the compensation set forth in sections 3.1 and 3.2, in an amount equal, on a per annum basis, to fifty percent (50%) of Executive’s Highest Annual Compensation as determined as of the day immediately prior to the implementation of this Section 4.15 and such amount shall constitute Executive’s Base Salary amount for all purposes of this Agreement.

5. Confidentiality/Non-competition/Non-solicitation/Intellectual Property.

5.1                   Confidentiality.  Executive shall not, during the Employment Term or anytime thereafter, make use of or disclose any Confidential Information to any person or entity (including, but not limited to any bank, trust company, credit union, corporation, firm, unincorporated organization, association, partnership, limited liability company, trust estate, joint venture or other business organization or entity) (“Person”) for any reason or purpose whatsoever other than in furtherance of Employer’s business.  The term “Confidential Information” shall mean all confidential information of or relating to Employer and any Person effectively controlling, effectively controlled by or effectively under common control with Employer (“Affiliate”) including, without limitation, financial information and data, business plans and information regarding prospects and opportunities (such as, by way of example only, client and customer lists and acquisition, disposition, expansion, product development and other strategic plans), but does not include any information that is or becomes public knowledge by means other than Executive’s breach or nonobservance of his obligations described in this Section 5.1.  Notwithstanding the foregoing, Executive may disclose such Confidential Information as he may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that Executive shall provide Employer with prior written notice of any such required or potentially required disclosure and shall cooperate with Employer and use his best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.  Executive’s obligation to refrain from disclosing Confidential Information under this Section 5.1 shall continue in effect in accordance with its terms following any termination of this Agreement pursuant to Section 4 above.

5.2                   Non-competition.  Without prior written consent of the Board of Directors of Employer, Executive agrees that he will not, at any time during the Term of Employment and for the two-year period following the Expiration of the Term of Employment for Non-Renewal as set forth in Section 4.1 or the termination of the Term of Employment for any reason as set forth above in Sections 4.4 through 4.7, directly or indirectly, whether as owner, partner, shareholder (other than the holder of 1% or less of the common stock of any company the common stock of which is listed on a national stock exchange or quoted on the Nasdaq Stock Market), or as consultant, agent, employee of any other Person or otherwise, engage in competition (as to any service or product provided by Employer or for which Employer had made substantial preparation to enter into or offer prior to the termination of Executive’s employment) with Employer or any of its Affiliates anywhere within a ten (10) mile radius of any city or town in which Bank or any Affiliate has a branch or other office (or to such lesser extent and for such lesser period as may be deemed enforceable, it being the intention of the parties that this Section 5.2 shall be so enforced); provided, however,  that the restrictive covenant set forth herein shall automatically terminate or expire upon a Change in Control event and shall not be of any further force or effect whatsoever following said Change in Control event.

5.3                               Non-solicitation.  Without prior written consent of the Board of Directors of Employer, Executive agrees that he will not, at any time during the two-year period following the Expiration of the Term of Employment for Non-Renewal as set forth in Section 4.1 or the termination of the Term of Employment for any reason as set forth above in Sections 4.4 through 4.7:

(a)                                  hire or attempt to hire, or assist in hiring, any employees of Employer or any of its Affiliates, or solicit, encourage or induce any such employee to terminate his or her relationship with Employer or any such Affiliate; or

(b)                                 solicit, encourage or induce any customer or client of Employer or any of its Affiliates to terminate his or its relationship with Employer or any such Affiliate or to do business with anyone other than Employer and its Affiliates.

5.4                               Intellectual Property.  Executive will, during the period of his employment, disclose to Employer promptly and fully all Intellectual Property (as defined below) made or conceived by Executive (either solely or jointly with others) including but not limited to Intellectual Property which relate to the business of Employer or result from work performed by him for Employer. All Intellectual Property and all records related to Intellectual Property, whether or not patentable, shall be and remain the sole and exclusive property of Employer and Employer shall have the exclusive worldwide and perpetual right to use, make, and sell products and/or services derived therefrom.  Intellectual Property means all copyrights, trademarks, trade names, trade secrets, proprietary information, inventions, designs, developments, and ideas, and all know-how related thereto. Executive hereby assigns and agrees to assign to Employer all his rights to Intellectual Property and any patents, trademarks, or copyrights which may be issued with respect to Intellectual Property.  Executive further acknowledges that all work shall be work made for hire. During and after the Term of Employment, Executive agrees to assist Employer, without charge to Employer but at its request and expense, to obtain and retain rights in Intellectual Property, and will execute all appropriate related documents at the request of Employer. Executive and Employer agree that this Section 5.4 shall not apply to any Intellectual Property for which no equipment, supplies, facilities, trade secret, or other confidential information of Employer was used and which was developed entirely on his own time, provided that it does not relate to the business of Employer or and does not result from any work performed by him for Employer.

5.5                               Return of Materials.  Upon the termination of Executive’s employment, Executive will return to Employer all Employer property, including all materials furnished to Executive during the Term of Employment (including but not limited to keys, computers, automobiles, electronic communication devices, files, electronic storage devices and identification cards); provided, however, that Executive may retain copies of materials relating to his compensation of benefits.  In addition, upon termination, Executive will provide Employer with all passwords and similar information which are reasonably necessary for Employer to access materials on which Executive worked or to otherwise continue in its business.

5.6                               Injunctive Relief.  Executive acknowledges and agrees that the protections of Employer set forth in this Section 5 are fair and reasonable and are necessary for Employer to protect its legitimate business interests, including its Confidential Information and business relationships, and that Employer will have no adequate remedy at law, and would be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of this Section 5.  Executive agrees that Employer shall be entitled to seek equitable and/or injunctive relief to prevent any breach of threatened breach of this Section 5, and to specific performance of each of the terms of this Section 5 in addition to any other legal or equitable remedies that Employer may have, without posting a bond.  Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 5, raise the defense that Employer has an adequate remedy at law.

5.7                               Claw-back.   To the fullest extent permitted by law, in the event that Executive breaches any of the provisions of Section 5.1, 5.2 or 5.3:

(a)                                  Employer shall be entitled to recoup payments made to Executive pursuant to Section 4 hereof, provided, however, that, in the event of a breach of Section 5.1, such recoupment shall be limited to the reasonable damages incurred by Employer as a result of such breach and, in the event of a breach of Section 5.2 or Section 5.3, such recoupment shall be equal to the total payments made to Executive pursuant to Section 4 multiplied by a fraction, the numerator of which is the number of months remaining from the date of such breach to the second anniversary of the Term of Employment or Expiration of the Term of Employment for Non-Renewal, as the case may be, and the denominator of which is twenty-four (24) months; and

(b)                                 to the extent that any other benefits are being provided to Executive pursuant to Section 4, such will cease immediately, and Executive will not be entitled to any further compensation and benefits from Employer pursuant to Section 4.

5.8                               Special Severability.  The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

6.                                      Indemnification.  Executive (and his heirs, executors and administrators) shall be indemnified and held harmless by Employer to the fullest extent permitted by applicable law, regulation, regulatory policy or other regulatory requirement, against all expenses, liabilities and losses (including without limitation, all reasonable attorneys’ fees and all judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive as a consequence of Executive being or having been made a party to, or being or having been involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a trustee, director or officer of Employer or is or was serving at the request of Employer as a trustee, director or officer of the Employer of is or was serving at the request of Employer as a trustee, director or officer of another corporation or other entity and such indemnification shall continue after Executive shall cease to be an officer, director or trustee.  The right to indemnification conferred hereby shall be a contract right and shall also include, to the extent permitted by applicable law, regulation, regulatory policy or other regulatory requirement, the right to be paid by Employer the expenses incurred in defending any such proceeding in advance of the final disposition upon receipt by Employer of an undertaking by or on behalf of Executive to repay such amount or a portion thereof, if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer pursuant hereto or as otherwise authorized by law, regulation, regulatory policy or other regulatory requirement, but such repayment by Executive shall only be in an amount ultimately determined to exceed the amount to which Executive was entitled to be indemnified.  Employer’s acceptance of any such undertaking by or on behalf of Executive may not be conditioned upon any evidence or demonstration by or on behalf of Executive of any financial capacity to make any such repayment at the time such undertaking is delivered. The provisions of this Section 6 shall survive any termination of this Agreement.

7.                                      Notices.  Any notice given hereunder shall be in writing and shall be deemed given when delivered in-hand to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail (return receipt requested, postage prepaid) addressed to the appropriate party at the address first set forth above, or at such other address as the party shall designate from time to time in a notice.

8.                                      Disputes. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof hereof (other than an action brought by Employer for injunctive or other equitable relief in the enforcement of Employer’s rights under Section 5 above, in which case such action may be brought in any court of competent jurisdiction), including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Boston, Massachusetts, before three neutral arbitrators (one of whom shall be appointed by Employer, one by Executive and the third by the first two arbitrators).  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  In the event that it shall be necessary or desirable for Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of Executive’s rights under this Agreement, Employer shall pay (or Executive shall be entitled to recover from Employer, as the case may be) Executive’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) regardless of the final outcome, unless and to the extent that the arbitrators shall determine that Executive has not acted in good faith or presented a bona fide claim or dispute or that under the circumstances recovery by Executive of all or part of any such fees and costs and expenses would be inequitable or otherwise unjust.

The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall first be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth above. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith. Employer shall pay (or Executive shall be entitled to recover from Employer, as the case may be) Executive’s reasonable attorneys’ fees and other reasonable costs of such mediation.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

In the event that within thirty (30) calendar days after the date that Executive’s Term of Employment has been terminated by Employer for Cause or by Executive for Good Reason, Executive (in the case of termination for Cause), or Employer (in the case of termination for Good Reason), notifies the other in writing that a dispute exists concerning the termination of employment either for Cause or for Good Reason, as the case may be (“Notice of Dispute”),

(1)                Executive shall be entitled, to the extent not prohibited by applicable law, regulation, regulatory policy or other regulatory requirement, to be paid his Base Salary pursuant to Section 3.1 and to continue to receive all other benefits set forth in Section 3 until the earliest to occur of the following: (i) the expiration of the then current Term of Employment, or (ii) the resolution, pursuant to the provisions of Section 8, of such dispute; and

(2)                there shall be no reduction whatsoever of any amounts

subsequently paid to Executive upon resolution of such dispute as a result of, or in respect to, such interim payments or coverage;

provided, however, that the Notice of Dispute is given in good faith, sets forth a bona fide claim or dispute and Executive pursues the resolution of such dispute with reasonable diligence.  The Notice of Dispute hereunder shall in all circumstances constitute (a) a Notice of Non-Renewal under Section 1 for purposes of determining the expiration of the then current Term of Employment, and (b) a request for mediation and, therefore, a copy of such Notice of Dispute shall be provided to JAMS as set forth above.

9.                                      Binding Effect; Successors.  This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns, and Executive and his heirs, legal or personal representatives, but shall not inure to the benefit of or be enforceable by any third party except as otherwise expressly provided herein.  Except as otherwise expressly provided herein, Employer and Executive agree on behalf of themselves and of any other person or persons claiming any benefits by virtue of this Agreement, that this Agreement and the rights, interests and benefits under it shall not be assigned, transferred, pledged, or hypothecated in any way by Employer or Executive or by any other person claiming under Employer or Executive by virtue hereof; provided, however, that an assignment may be made to the extent that the other party has consented to same in writing.

9.1                               Executive.  This Agreement is personal to Executive and, without the prior written consent of Employer, shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order.  In the event of Executive’s death prior to the completion by Employer of all payments due to Executive under this Agreement, Employer shall continue to make such payments to Executive’s beneficiary(ies) as designated in writing by Executive to Employer prior to his death (or to his estate, if he fails to make such designation).

9.2                               Employer. Both Company and Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent as if no sucession had taken place.  Failure of either Company or Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation in the same amount and on the same terms as he would be entitled to hereunder if he terminated this Agreement for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date of termination.  As used in this Agreement, “Company,” “Bank” and “Employer” shall mean Company, Bank and Employer as hereinbefore defined and any sucessor to the business and/or assets of either Company or Bank as aforesaid which successor assumes and agrees to perform this Agreement by operation of law or otherwise.

10.                               Miscellaneous.

10.1                        Governing Law.  This Agreement is made and delivered in, and shall be construed in accordance with the substantive laws of, the Commonwealth of Massachusetts without regard to conflict of law principles.

10.2                        Amendments; Waiver.  No amendment, waiver or modification of this Agreement shall be valid unless the same shall be in writing and signed by the party sought to be charged therewith; provided, however, that no amendment that will result in a violation of Section 409A of the Code, or any other provision of applicable law, may be made to this Agreement and any such amendment shall be void ab initio. Failure to insist in any one or more instances on strict compliance with the terms of this Agreement shall not be deemed a waiver. Waiver of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

10.3                        Entire Agreement. The parties acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained herein.  This Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between the parties and all course of dealing. All prior understandings and agreements between the parties are hereby merged in this Agreement, which alone is the complete and exclusive statement of their understanding.

10.4                        Withholdings; Reporting.  All payments to be made to Executive by Employer shall be subject to withholding of such amounts, if any, relating to tax and other payroll deductions as Employer may reasonably determine it should withhold pursuant to any applicable law and regulation. Employer may withhold from any amounts payable under this Agreement such taxes as shall be required to be withehld pursuant to any applicable law or regulation. Executive acknowledges that Employer may be required to report amounts deferred by or for Executive under nonqualified deferred compensation plans on forms W-2 and agrees that Employer shall comply with all such requirements and Executive agrees to pay and be solely responsible for all taxes, interest and penalties.

10.5                        Enforceability.  If any portion or provision of this Agreement shall to any extent to be declared illegal or uneforceable by a court of competent jurisdiction, then the remainder of this Agreement or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or uneforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.6                        Captions.  Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.

10.7                        Survivorship.  The respective rights and oblitations of the parties to this Agreement including, without limitation, any of their respective rights and obligations under Section 6 of this Agreement, shall survive any termination of this Agreement or any termination of Executive’s employment hereunder for any reason to the extent necessary to accomplish the intended preservation of such rights and obligations.

10.8                        Construction.  The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first above written.

ATTEST:	ENTERPRISE BANCORP, INC.

/s/ Tanya A. Hubanks	By	/s/ James F. Conway, III
James F. Conway, III
Director, Chairman of Compensation
Committee

ATTEST:	ENTERPRISE BANK AND TRUST COMPANY

/s/ Tanya A. Hubanks	By	/s/ James F. Conway, III
James F. Conway, III
Director, Chairman of Compensation
Committee

WITNESS:	EXECUTIVE

/s/ Tanya A. Hubanks	/s/ John P. Clancy, Jr.
John P. Clancy, Jr.